Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
NewLink Genetics Corporation:

We consent to the use of our reports dated March 5, 2019, with respect to the consolidated balance sheets of NewLink Genetics Corporation and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference.

                             /s/KPMG LLP

Des Moines, Iowa
November 12, 2019